Exhibit 10.30

TriPath Imaging, Inc. 2006 Bonus Plan

On January 26, 2006, the Compensation Committee of the Board of Directors of TriPath Imaging, Inc. (the “Company”) approved the terms of a bonus plan for fiscal year 2006 (the “2006 Bonus Plan”). All employees (other than employees who are covered by a sales compensation or commission-based plan) are eligible to participate in the 2006 Bonus Plan, including all of the Company’s executive officers.

Under the 2006 Bonus Plan, the payment of bonus compensation, if any, will be based on the achievement of objective corporate goals. The objective corporate performance goals for each participant will be based on the Company’s 2006 revenues, as well as quarterly and annual earnings per share. Bonuses will be payable in cash, options or a combination thereof.

Under the 2006 Bonus Plan, the potential payout of bonus compensation may range from 0% to a maximum of 100% of the bonus target. The bonus target for participants in the 2006 Bonus Plan will be based on a percentage of base salary dependent on the level of responsibility within the Company. The bonus target for each of the Company’s executive officers is set forth below.

Bonus Target
Executive Officer	(% of Base Salary)

Paul R. Sohmer, M.D.	60%
President and Chief Executive Officer
Stephen P. Hall	40%
Senior Vice President, Chief Financial Officer
Ray W. Swanson, Jr.	50%
Senior Vice President of Commercial Operations
Johnny D. Powers, Ph.D.	50%
Senior Vice President and General Manager of TriPath Oncology